UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

CELLYNX GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1111 Brickell Ave., Suite 1175 Miami, Florida, 33131
(Address of principal executive offices)

(877) 723-7255

Registrant’s telephone number, including area code

4014 Calle Isabella

San Clemente, California 92672

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01                      Changes in Registrant’s Certifying Accountant.

The registrant reports in this current report on form 8K, a change in certifying accountant. Effective March 15, 2013, acting on the recommendation of the Audit Committee of Cellynx Group, Inc., the Board of Directors of CelLynx Group, Inc. (the “Registrant”), passed a resolution, not to renew the Thomas J. Harris, CPA engagement. Thomas J. Harris, CPA has audited the financial statements of the Company for the fiscal year ending September 30, 2012.

(a)(1) Previous Independent Accountant

(i)	The Registrant reports a change in certifying accountant which involves the dismissal of Thomas J. Harris, CPA, the Registrants independent registered public accounting firm, effective March 15, 2013.
(ii)	Thomas J. Harris, CPA audited the financial statements for the Registrant for the fiscal year ended September 30, 2012. Prior to the decision not to renew the Thomas J. Harris, CPA engagement, Thomas J. Harris, CPA’s reports did not have an adverse opinion, or a disclaimer of opinion, or was their opinion qualified or modified as to audit scope, or accounting principles for the year ended September 30, 2012. However the opinions did contain an unqualified modified opinion with respect to a “going concern” uncertainty in the auditors’ opinions for the year ended September 30, 2012.
(iii)	The decision to change certifying accountants was made based upon recommendation made by the Audit Committee of the Registrant and passed by resolution of the Board of Directors of the Registrant on March 15, 2013.
(iv)	During the registrant's most recent fiscal year, ended September 30, 2012, and all subsequent interim periods preceding March 15, 2013 the date of change of certifying accountant, there were no disagreements, resolved or not, with Thomas J. Harris, CPA, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Thomas J. Harris, CPA would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the consolidated financial statements of the Registrant; and there were no reportable events as defined in item 304(a)(1)(v) of Regulation S-K.

Concurrently with its filing of this current report with the Commission, the Registrant has provided Thomas J. Harris, CPA with a copy of the disclosures it is making in response to this Item 4.01, together with a request that Thomas J. Harris, CPA furnish the Registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant herein and, if not, stating the respects in which it does not agree. That letter is attached hereto as Exhibit 16.1 to this Form 8-K.

(v)	The Registrant is not aware of any issues that had not been resolved to the satisfaction of Thomas J. Harris, CPA prior to the Registrant's deciding not to renew the Thomas J. Harris, CPA engagement on March 15, 2013.

(a)(2) Engagement of New Independent Accountant

Effective March 15, 2013, and acting upon the recommendation of the Audit Committee of Cellynx Group, Inc., the Board of Directors of Cellynx Group, Inc. passed a resolution and engaged Marcum LLP as its independent registered public accountant to review the financial statements for the interim subsequent periods beginning with the quarter ended March 31, 2013.

During the Registrant's two most recent fiscal years, and any subsequent interim period prior to engaging the Registrants new independent accountant, Marcum LLP, neither the Registrant nor anyone acting on its behalf have consulted Marcum LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Registrant's financial statements; (iii) acting as the principle accountant or to audit the financial statements of the Registrant (iv) acting as a consultant to the Registrant (v) any matter that was either the subject of a disagreement (as defined in item 304(a)(1)(iv) of regulation S-K and the related instructions), or a reportable event (as described in item 304(a)(1)(v) of Regulation S-K).

On March 19, 2013, the Company issued a press release disclosing, among other things, the appointment of Marcum LLP. A copy of the press release is attached hereto as Exhibit 99.1

 ITEM 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2013 Mr. Dwayne Yaretz resigned as the Chief Executive Officer, Chief Financial Officer and Director of the company and Mr. Malcolm Burke resigned as a Director of the Company. Concurrent with those resignations Mr. Yaretz and Mr. Burke discontinued their role on the audit committee of the Company, as well as the committee to appoint a new Chief Executive Officer for the Company. The resignations of Mr. Yaretz and Mr. Burke was not the result of any disagreement between the Directors and the Company. On March 15, 2013, Mr. Patrick Grant was appointed as the Chief Executive Officer, Chief Financial Officer and Director of the Company. Mr. Grant has been employed for the past five years as the President and CEO of Grant Enterprises of America, Inc. a privately held consulting Company. The compensatory agreement related to Mr. Grants appointment is attached hereto as Exhibit 99.2

Item 9.01                    Financial Statements and Exhibits

Exhibit

Number               Description

16.1                      Letter from Thomas J. Harris, CPA dated March 19, 2013.

99.1                      Press release dated March 19, 2013.

99.2                      Consulting Contract – Patrick Grant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLYNX GROUP, INC. (Registrant)

Date: March 15, 2013	By:	/s/ Patrick Grant
Name: Patrick Grant
Title: Chief Executive Officer